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                                                                    EXHIBIT 11


                                   FORM OF
                                THIRD AMENDMENT
                          PURITAN-BENNETT CORPORATION
                      SUPPLEMENTAL RETIREMENT BENEFIT PLAN


         THIS AMENDMENT to the Puritan-Bennett Corporation Supplemental Retirement Benefit Plan (the "Plan") is made this _____ day of __________ ____________________, 1994 by Puritan-Bennett Corporation, a Delaware corporation (hereinafter referred to as the "Corporation").

         WHEREAS, the Corporation has adopted the Plan effective as of September 1, 1985, which provides benefits that supplement benefits provided under the Restated Puritan-Bennett Pension Plan (the "Qualified Plan"); and

         WHEREAS, the Plan was heretofore amended by a First Amendment thereto effective on or about September 1, 1993 and a Second Amendment thereto effective January 1, 1994; and

         WHEREAS, the Corporation and the Members of the Plan have agreed to the further amendment of the Plan in the manner set forth below.

         NOW, THEREFORE, the Plan, as heretofore amended, is amended effective October 1, 1994 as follows:

         A. Section 4.01(a)(i) is amended to read in its entirety as follows:

                 Section 4.01(a)(i). The amount payable shall be reduced by one hundred percent (100%) of the monthly income or Pension benefits payable or which would be payable to the Member under the Qualified Plan in the form of a single life annuity commencing as of the Member's Benefit Commencement Date.

         B. Section 8.05 is amended to include the following sentence at the end of the first paragraph:

         Notwithstanding any provision herein to the contrary, no amendment or termination of this Plan which is made on or after the occurrence of a "Change in Control," as such term is defined in Section 1.1 of the Trust Agreement, shall affect any rights or benefits to which any Member or beneficiary had become entitled pursuant to this Plan prior to the date of such amendment or termination without the express written consent of said Member or beneficiary.


         C.      A new Section 10 is added to read in its entirety as follows:

         Section 10.01 - Trust Fund. The Corporation has established a trust fund pursuant to an agreement with Wachovia Bank of North Carolina, N.A., as trustee (the "Trustee"), dated ___________________, 1994 (the
         "Trust Agreement"). Any payments to a Participant from such trust fund shall, to the extent thereof, discharge the Corporation's obligations pursuant to this Plan.
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        IN WITNESS WHEREOF, this Third Amendment is adopted as of the date set forth above.


                                              PURITAN-BENNETT CORPORATION
ATTEST:                                       "Corporation"


By:________________________________________   By _______________________________

Title:_____________________________________   Title:____________________________

                                              Date:_____________________________


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